Exhibit 99.2
Eastern American Natural Gas Trust
Eastern American Natural Gas Trust Announces Opinion of Financial Advisor and Recommendation Regarding Revised Ensource Offer
Eastern American Natural Gas Trust
JPMorgan Chase Bank, N.A., Trustee
News
Release
For Immediate Release
Austin, Texas — August 10, 2006—EASTERN AMERICAN NATURAL GAS TRUST (NYSE-NGT) announced today that the Trustee of the Trust, JPMorgan Chase Bank, N.A., has received an opinion from the independent financial advisor retained by the Trust regarding the revised unsolicited offer Ensource Energy Income Fund LP is making for all of the outstanding trust depositary units. Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the independent financial advisor retained by the Trust, has delivered its written opinion dated August 1, 2006 that, based upon, and subject to the matters set forth therein, the revised Ensource offer is inadequate from a financial point of view to the holders of Trust units.
The Trust has today filed a Statement on Schedule 14D-9 (Amendment No. 2) with the Securities and Exchange Commission, in which, based in part on the opinion of the independent financial advisor, the Trust recommends that unitholders not tender their Trust units.
The Trust will mail copies of the Schedule 14D-9, including a copy of the opinion of the independent financial advisor, to unitholders of record. Any unitholder may also obtain a copy by contacting MacKenzie Partners, Inc. toll-free at 1-800-322-2885.
Eastern American Natural Gas Trust is a grantor trust, which holds net profit interests in approximately 650 producing gas wells located in West Virginia and Pennsylvania. The Trust depository units include an interest in United States Treasury obligations with a face value of $20.00 per depository unit at maturity in 2013.
An investment in Units issued by Eastern American Natural Gas Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q for the quarters ended March 31 , 2006 and June 30, 2006, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports, including the Schedule 14D-9 described in this press release, are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	Eastern American Natural Gas Trust JPMorgan Chase Bank, N.A., as Trustee Institutional Trust Services Mike Ulrich 1(800) 852-1422